Exhibit 4.5

[English Summary]

Interconnection Agreement between PT Telekomunikasi Indonesia (“Telkom”) and PT Indosat, Tbk (“Indosat”) as perstipulated in Cooperation Agreement in Interconnection between Indosat and Telkom on Interconnection between Jartap Telkom (Telkom Fixed Network) and Jartap Indosat (Indosat Fixed Network) No. 139/HK.810/DCI-A1000000/2007, No. 004/C00-CC0/LGL/2007 dated December 18th, 2007, and its Amendments as stipulated in First Amendment No. 48/HK.820/DCI-A1000000/2008, No. 020/C00-CC0/LGL/2008 dated March 31st, 2008 (“Agreement”).

The Parties :

1.	Telkom; and

2.	Indosat

Scope of the Agreement :

The Parties agree to interconnect Telkom Fixed Network with Indosat Fixed Network, so that customers of each Party may make or receive interconnection including canalize interconnection in different types of telecommunication services and telecommunication network between the Parties.

Period of Agreement :

This Agreement is valid for two (2) years as from January 1st, 2008 until December 31th, 2010 and can be extended before the expiration based on the agreement of Parties.

Interconnection Tariff :

No	Type of Service	Tariff (Rp./minute)
1	Local Termination from Telkom Fixed to Indosat Local Fixed for Local Call	73
2	Local Termination from Telkom Fixed to Indosat Local Fixed for Long Distance Call	203
3	Long Distance Termination from Telkom Fixed to Indosat Local Fixed	560
4	International Termination from Telkom International Fixed to Indosat Local Fixed	612
5	Local Termination from OLO to Indosat Local Fixed transit via Telkom Fixed	203
6	Long Distance Termination from OLO to Indosat Local Fixed transit via Telkom Fixed	560
7	SMS Termination from Telkom Fixed to Indosat Local Fixed	SKA
8	International Originating from Indosat Local Fixed to Telkom International Fixed	612 + tariff related origination
9	Local Origination from Indosat Local Fixed to Telkom Long Distance Fixed	203 + tariff related origination
10	Local Transit from Telkom Fixed to Cellular Mobile Network via Indosat Local Fixed with Local Termination	330
11	Local Transit from Telkom Fixed to Cellular Mobile Network via Indosat Local Fixed with Long Distance Termination	449
12	Local Transit from Telkom Fixed to Local Fixed Network via Indosat Fixed with Local Termination for Local /Long Distance Call	272
13	Local Transit from Telkom Fixed to Satellite via Indosat Fixed with Local Termination	2569
14	Long Distance Transit from Telkom Fixed to Cellular Mobile Network via Indosat Fixed with Local Termination	556
15	Long Distance Transit from Telkom Fixed to Cellular Mobile via Indosat Fixed with Long Distance Termination	675
16	Long Distance Transit from Telkom Fixed to Local Fixed via Indosat Fixed with Local Termination	612
17	Long Distance Transit from Telkom Fixed to Satellite via Indosat Fixed with Local Termination	2795

Rights and Obligations of the Parties :

Rights and obligations of Indosat:

1.	Conducting the interconnection billing process for interconnection settlement;

2.	Implement provisions in agreed billing mechanism and dunning associated with Telkom access/services by Indosat cellular subscriber or Indosat access/services by Telkom fixed subscriber;

3.	Receive payments of income from Telkom which is entitled to Indosat and pay Telkom for interconnection tariff and other expenses arising from this Agreement;

Limitation for the Parties :

Each party is prohibited to :

1.	Conduct or let the occurrence of fraud in the form of technical engineering, administrative engineering and/or any other fraud

2.	conduct technical interference that can jeopardize safety of people;

3.	Material breach to the Agreement;

Termination of Agreement :

The Parties agree to waive the application of Article 1266 of the Indonesian Civil Code so that a Party can unilaterally terminate the Agreement by providing a written notice not later than three (3) month before the date of termination intended.

Assignment of Agreement :

No party shall sell, assign or transfer this Agreement, in part or in whole, to any third party without written concern of the other party.

Governing Law :

The laws of Indonesia.

Dispute Settlement :

The Parties agree to amicably settle any dispute arising with relation to this Agreement and if the Parties fail to reach an amicable settlement within twenty (20) days, the dispute shall settle by MENKOMINFO, if MENKOMINFO fail to provide solution, then the dispute will be referred to BANI for settlement.